Exhibit 4.4
SECOND AMENDMENT TO RIGHTS AGREEMENT
     This Second Amendment (this “Amendment”) is made as of November 12, 2010 between Imation Corp., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as successor rights agent (the “Rights Agent”), to the Rights Agreement dated as of June 21, 2006, as amended, between the Company and The Bank of New York, a New York banking corporation (collectively the “Original Agreement”).
     WHEREAS, pursuant to Section 21 of the Original Agreement, effective as of November 15, the Company has removed The Bank of New York as rights agent and desires to appoint Rights Agent as the successor Rights Agent; and
     WHEREAS, Rights Agent agrees to act as successor rights agent under the Original Agreement.
     Accordingly, the parties hereby agree as follows:
     1. Effective as of November 15, 2010, Rights Agent accepts the appointment as rights agent under the Original Agreement and agrees to act in accordance with the terms of the Original Agreement. Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as rights agent. Rights Agent shall not be liable for any act or failure to act of the original rights agent.
     2. Rights Agent warrants that: (a) it is an entity organized and doing business under the laws of the United States in good standing (b) is authorized to exercise corporate trust and/or stock transfer powers and (c) either alone or together with its Affiliates, has at the time of its appointment a combined capital and surplus of at least $50,000,000.
     3. The last sentence of Article 8 is hereby deleted and replaced with the following:
Subject to applicable law and regulation, the Rights Agent shall maintain (i) in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Corporation (and at the expense of the Corporation), the Rights Agent shall provide to the Corporation or its designee copies of such electronic records relating to rights certificates cancelled or destroyed by the Rights Agent.
     4. The words “Signature Guarantee” on the Form of Assignment of the Rights Certificate (Exhibit B) shall be amended to read: “Signature Medallion Guaranteed.”

     5. By its execution and delivery hereof, the Company states that this Amendment is in compliance with the terms of Section 27 of the Original Agreement and directs the Rights Agent to execute this Amendment.
     6. The Original Agreement shall remain in full force and effect without amendment, except for this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement. All references in the Original Agreement to “this Agreement,” “the Agreement,” or “hereof” and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement.
     7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

IMATION CORP.
By:	/s/ Paul R. Zeller
Its Senior Vice President and CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Steven J. Hoffman
Its Vice President